Pricing Supplement Dated November 4, 1997

(To Prospectus dated November 1, 1996, and Prospectus Supplement dated November 7, 1996)

The Charles Schwab Corporation
Medium-Term Notes, Series A (Fixed Rate)

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Trade Date:   November 4, 1997           Original Issue Date:  November 7, 1997
Principal Amount:  $5,000,000            Net Proceeds to Issuer:  $4,970,000
Issue Price:  100%                       Interest Payable: March 1, September 1,
Agent's Discount or Commission:  .600%                     and at maturity
Interest Rate:   6.71%                   Agent's Capacity:  X  Principal
                                                           ---
Maturity Date:   November 8, 2004                              Agent
                                                           ---
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Form:                       X   Book-Entry
                           ---
                                Certificated
                           ---

Redemption:                 X   The Notes cannot be redeemed prior to maturity
                           ---
                                The Notes may be redeemed prior to maturity
                           ---
                  Initial Redemption Date:
                  Initial Redemption Price:
                  Annual Redemption Price Reduction:

Repayment:                  X   The Notes cannot be repaid prior to maturity
                           ---
                                The Notes can be repaid prior to maturity at the
                                option of the holder of the note
                           ---
                  Repayment Date:
                  Repayment Price:

Discount Note:             Yes       X   No
                       ---          ---

                  Total Amount of OID:
                  Yield to Maturity:
                  Initial Accrual Period:

Ranking:          X  Senior            Senior Subordinated
                 ---               ---

The second paragraph under the caption "Certain United States Federal Income Tax Consequences" in the Company's Prospectus Supplement dated November 7, 1996 is hereby amended in its entirety to read as follows:

      As used herein,  the term "Holder" means the  beneficial  holder of a Note
     (a) that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) any trust if (A) a United States court is able to exercise primary supervision over the administration of the trust and (B) one or more United States fiduciaries have the authority to control all substantial decisions of the trust; or (b) whose income from such Note is treated as effectively connected with such owner's conduct of the United States trade or business. The term Holder also includes certain former citizens and certain former long-term residents of the United States whose interest and gain on the Notes will be subject to United States federal income taxation.

The second paragraph under the caption "Sale, Exchange or Retirement of the Notes" in the Company's Prospectus Supplement dated November 7, 1996 is hereby amended in its entirety to read as follows:

     Subject to the discussion relating to Short-Term Notes above, gain or loss realized on the sale, exchange or retirement of a Note will be capital gain or loss. For this purpose, Holders of Amortizing Notes acquired at a cost less than par will recognize some amount of capital gain upon the receipt of each principal payment, the same as though they had sold a proportionate amount of the related Amortizing Note. As a general rule, gains realized by certain noncorporate Holders from the sale, exchange or redemption of a Note, or upon the receipt of a principal payment on an Amortizing Note acquired at a cost less than par, may be taxable at lower maximum rates than ordinary income if such Holder has held the Note for more than one year, and may be taxable at even lower maximum rates if such Holder has held the Note for more than 18 months. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.
                                                        Morgan Stanley & Co.